Exhibit 16.1

January 19, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Teleplus Enterprises, Inc.
Commission File Number 000-49628

We have read the statements that we understand Teleplus Enterprises, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01. Very truly yours,


/s/  Lopez, Blevin, Bork & Associates
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     Lopez, Blevin, Bork & Associates